UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K /A
Amendment No. 1

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2011

SINO GREEN LAND CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-53208	54-0484915
(State or Other Jurisdiction of	(Commission file number)	(I.R.S. Employer
Incorporation)		Identification No.)

Suite 2711A, 27/F, Exchange Tower,
33 Wang Chiu Road, Kowloon Bay,
Kowloon, Hong Kong
People’s Republic of China
(Address of Principal Executive Offices)

852-3104-0598
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Explanatory Note

This Form 8-K/A amendment to the Form 8-K filed on January 3, 2012, clarifies certain information included in the initial filing, including a revised translation of the lease termination agreement and the inclusion of a press release relating to the matters disclosed in the Form 8-K.

Item 1.01  Entry into a Material Definitive Agreement
Item 2.01  Completion of Acquisition or Disposition of Assets.

On December 20, 2011, the Company entered into an agreement with Xueyan Lin, Zheng Feng Holdings Limited and Well Best Group Limited (the “Contractors”) pursuant to which (i) the 18-year lease agreement dated January 5, 2011, between the Contractors and the Company was terminated, (ii) the Company conveyed to the Contractors all of the Company’s rights in the 26,528 square meter building which the Contractors had constructed for the Company at a cost of RMB55,708,000 (approximately $8.4 million based on the conversion rate at the time of construction) and which the Company had intended for use in connection with its Metro Green distribution hub, (iii) the Contractors agreed to return to the Company the 40,015,084 shares of common stock issued by the Company as the sole payment for the construction of the building, and (iv) the Company agreed to pay the Contractors one year’s interest on the RMB55,708,000 bank loan incurred by the Contractors which is payable over a period of two years following the date of the agreement . The current interest rate on the bank loan is 6.56% and the current annual interest payments are at the rate of RMB 304,541 per month, or approximately $48,000 at the current exchange rate.  The Contractors returned the shares for cancellation on December 26, 2011.  A translation of the agreement is filed as Exhibit 99.1.

The Company had issued the 40,015,084 shares of common stock to the Contractors in consideration for the construction of the building at a cost of RMB55,708,000 pursuant to an agreement dated January 31, 2011.

The Company entered into the December 20 agreement with the Contractors as a part of the Company’s strategy to reduce its obligations relating to its proposed Metro Green distribution hub resulting from the inability of the Company to raise financing either for its fruit distribution business or its proposed Metro Green distribution hub. The Company has not used the building that it conveyed to the Contractors. Because of the lack of financing and the continuing expenses, including lease payments, associated with the operations of a building which is not been used, together with the delays relating to the commencement of the Metro Green distribution hub’s operations, the board of directors approved the agreement with the Contractors. The Company continues to own the rights to the recently constructed 28,943 square meter building and the 12,000 square meter cold storage facility in connection with the recent commencement of the Metro Green distribution hub operations.

Item 7.01 Regulation FD Disclosure

  On December 26, 2011, the board of directors created a special committee, consisting of Ka Lim (Louis) Liu, Lei Shi, Karen Tse and Wai Yin Cheng, with Wai Yin Cheng as chairman. The special committee was created to consider financing alternatives and strategic relationships which might be available to the Company, with investors and strategic partners both in the United States and elsewhere, including Hong Kong and China. The board recognized the Company’s cash requirements, the difficulty of raising money in the United States market, in view of the current market price of the Company’s common stock on the OTC Bulletin Board, the absence of any significant trading in the Company’s common stock, the concern that United States investors are showing with respect to Chinese companies in general, and the decline in the Company’s net income as reflected in the results of its operations for the three and nine months ended September 30, 2011.  In its evaluation of potential financing arrangements, the committee was also authorized to consider financings or other transactions which would result in the Company ceasing to be publicly traded in the United States markets.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Agreement dated December 20, 2011 between the Company and Xueyan Lin, Zheng Feng Holdings Limited and Well Best Group Limited (Unofficial English translation).
99.2	Press release dated January 4, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINO GREEN LAND CORPORATION

	By:	/s/ Xiong Luo
Xiong Luo
Chief Executive Officer
Date: January 5, 2012